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               Section 240.14a-101  Schedule 14A.
          Information required in proxy  statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [ ]
Filed by a party other than the Registrant [X]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                  TELXON CORPORATION
 .................................................................
     (Name of Registrant as Specified In Its Charter)

                  GUY P. WYSER-PRATTE
 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................





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Tuesday July 21, 11:48 am Eastern Time

Company Press Release

Wyser-Pratte Asks Court to Dismiss Telxon Lawsuit,
Permit Vote on Pro-Shareholder Choice Bylaws

NEW YORK--(BUSINESS WIRE)--July 21, 1998--Guy P. Wyser-Pratte, who is soliciting proxies for shareholders to adopt bylaws that would reform Telxon Corp's (NASDAQ:TLXN--news) corporate governance system, said today that he had filed a motion asking the federal district court in Delaware to dismiss the Telxon board's lawsuit against him.

"Telxon has rushed into the wrong court, asking for extraordinary relief--to keep its own shareholders from voting on my proposals," Wyser-Pratte said. "This litigation seeks to limit the choices available to Telxon shareholders. We don't intend to back down from our efforts to ensure that, in the future, Telxon shareholders have the right to accept an acquisition proposal."

Wyser-Pratte added: "I hope the court recognizes that Telxon has brought this lawsuit to avoid a shareholder vote that may be very embarrassing to Telxon's management and board, in addition to possibly changing Telxon's corporate governance system. Our message to the court is: let the shareholders vote on our proposals. If they are adopted, the Telxon board will have plenty of opportunity after the shareholders meeting to litigate the validity of the bylaws."

Wyser-Pratte's bylaw proposals include a Shareholder Friendly Bylaw that would allow shareholders to vote to withdraw the use of the Poison Pill against an acquisition proposal and a Shareholder Interests Protection Bylaw that would require a unanimous board vote or majority shareholder vote to take defensive measures against an acquisition proposal. Wyser-Pratte has also nominated as a director Professor Jonathan R. Macey, J. DuPratt White, Professor of Law and Director of the John M. Olin Program in Law and Economics at Cornell Law School.

Wyser-Pratte said that bylaw amendments are uniquely well suited to be a vehicle for corporate governance reform. "Bylaws, along with the corporation law and a company's certificate of incorporation, set the framework within which the board makes its decisions," he said. "But bylaws are the only one of these rules that shareholders can adopt or change on their own initiative withoutneeding approval of the board or the state legislature."

Wyser-Pratte said: "My proposals are not designed to force a sale of the company to Symbol or any other purchaser. Their purpose is to give shareholders a choice. If a proposal is made to acquire the company, the shareholders should be able to vote to end the company's resistance to the offer."

"When there is an opportunity to sell a public company at a large premium, management often sees a huge increase in shareholder value just over the horizon and uses that prospect as an excuse for rejecting the acquisition proposal," Wyser-Pratte said. "Management and the board



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are entitled to make their case to shareholders, but then shareholders should be able to say: 'A bird in the hand is worth two in the bush,' and accept the offer."

"The sad experience of the Wallace Computer Services shareholders illustrates the danger of relying on rosy projections about the future of companies that receive premium acquisition proposals," Wyser-Pratte said. "In October, 1995, Moore Corp. Limited offered to buy Wallace for $30 per share (post split) in cash. At approximately that time Goldman Sachs, financial advisor to both Wallace and Telxon, prepared a study showing that Wallace stock would be trading between approximately $36 and $46 per share by July 31, 1998. The Wallace board rejected the Moore proposal, and the courts supported the board's decision to deny shareholders an opportunity to accept the Moore offer. Since October 1995, a timespan in which the S&P 500 Index has increased by more than 100%, the Wallace stock price has fallen to $22 13/16, 24% less than Moore's $30 per share offer. The facts speak for themselves."

Wyser-Pratte owns beneficially 779,500 shares of Telxon common stock. Eric Longmire, of Wyser-Pratte & Co., and Professor Jonathan R. Macey of the Cornell Law School are also participants in the solicitation.

Contact:

     MacKenzie Partners Inc., New York
     Stanley J. Kay, 212/929-5940